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                                                                    Exhibit 23.3


                  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference, into this Registration Statement on Form S-4 for the registration of 7,131 shares of Home Director, Inc. (formerly Netword, Inc.) common stock, of our report dated March 8, 2002, except for Note 15, as to which the date is July 26, 2002, with respect to the consolidated financial statements of Home Director, Inc. as of December 31, 2001 and for the two years in the period then ended included in Home Director, Inc.'s (formerly Netword, Inc.) previously filed Registration Statement on Form S-4 No. 333-97615 and to the reference to our firm under the caption "Experts" in that Registration Statement.


/s/  Ernst  &  Young  LLP



Raleigh,  North  Carolina
December  20,  2002



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